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Exhibit 10.26

EXPLORATION AND SALE OPTION AGREEENT OF MINING CONCESSIONS ENTERED BY AND BETWEEN “MINERA EMILIO, S.A. DE C.V.” REPRESENTED BY JOSE EMILIO TOUCHE CREEL AND YOLANDA CECILIA TOUCHE CREEL, HEREINAFTER REFERRED TO AS “THE GRANTOR” AND “SUNBURST MINING DE MEXICO, S.A. DE C.V.” REPRESENTED BY ROBERT KNIGHT AND MARIO AYUB TOUCHE, HEREINAFTER REFERRED TO AS “THE GRANTEE”, AGREEMENT EXECUTED ACCORDING TO THE FOLLOWING REPRESENTATIONS AND COVENANTS.

REPRESENTATIONS:

I.- THE GRANTOR represents by his designated legal proxy:

a)
To be a corporation duly incorporated under the laws of Mexico addressed in the City of Chihuahua, Mexico, by public deed number 8309, granted before Jose Antonio de Lascurain, Notary Public No. 21, in present duty for the Morelos District, State of Chihuahua, duly recorded at the Real Estate Public Records Office, Commerce Section under No. 15, Folios 1, Book 460.

b)	His legal proxy has full powers and authority to execute this agreement, which have not been revoked nor restricted.

c)
He is the holder of various mining concessions located in the Municipality of Moris, State of Chihuahua, described in the document attached as Exhibit 1, concessions free of any lien or encumbrance, and is willing to grant THE GRANTEE an exclusive permit to explore, evaluate, develop, drill and remove materials to be analyzed under the provisions contained herein.

II.- THE GRANTEE represents through his legal proxy:

a)
To be a corporation duly incorporated under the laws of Mexico, addressed at Division del Norte #305, Chihuahua, Chih., Zip Code 31203, Mexico, by public deed number 9912, granted before Guilebaldo Flores Tirado, Notary Public 118, in present duty for the District of Mazatlan, State of Sinaloa, duly recorded at the Real Estate Public Records Office, Commerce Section under electronic mercantile folio 17658*2.

b)	Its designated legal proxy has full powers and authority to execute this agreement, which has not been revoked nor restricted.

c)
It is a mining company with vast experience in the field, with all human, material and financial resources required for the accomplishment of the purposes herein described, and within its corporate objectives are to perform exploration and working activities and acquisition of mining concessions, mining deposits, pursuant to the Mining Law and its ordeals, as well as admission of foreign investors, among others.

d)	It is his will to enter into this agreement for the performance of the exploration activities under the terms herein provided, and its evaluation and research.

III.- Both parties state that upon execution of this contract, there was no malicious intent, error, duress nor undue advantage among the parties herein and any previous understanding between the parties whether written, oral or inferred from any of their combination is hereby superseded by this agreement.

IV.- The terms herein below shall have the following meaning, whether in capital letters or their initials.

a)	AGREEMENT shall mean this instrument signed by both parties, together with its exhibits and amendments entered while in force.

b)	MINING CONCESSIONS shall mean the certificates or titles granted by the competent government authority covering the exploration and working rights therein described in Exhibit 1.

c)	MINING CLAIM shall mean the superficial and underground area within the perimeter of each Mining Concession described in Exhibit 1.

d)	EXPLORATION shall mean all activities included in Clause One, as well as any other activity provided by the Law.

e)	LAW is the Mining Law in effect and its regulations and any other ordeal that might substitute it, its amendments and modifications which might become effective during the term of this Agreement.

f)	OPTION is the right contained in Clause Seven which authorizes THE GRANTEE to purchase the Mining Concessions described in Exhibit 1, subject to the terms and conditions provided herein.

g)	Either BOTH PARTIES or THE PARTIES shall mean THE GRANTOR and THE GRANTEE together.

h)
MASTER EXPLORATION PLAN is the document or documents that comprise all the studies, reports, work, projects, results, analysis and any other activity referred to in Clause Eight, logically and understandably.

ONCE ACKNOWLEDGED THE ABOVE, both parties bind themselves and agree to the following

C L A U S E S:

ONE.- PURPOSE.- During the term of this agreement and subject to due compliance of the obligations agreed herein by THE GRANTEE, THE GRANTOR grants THE GRANTEE the exclusive right to carry out exploration work within the Mining Claim described in Exhibit 1, and may carry out by himself or by third parties all necessary activities to assess the potential mining of said claims, being authorized to perform directly or through third parties all the activities needed to determine mining potential of said Parcels, finding mineral deposits and its quantization, perform lab analysis, exploitation feasibility studies and to elaborate the exploitation project and economic, financial and technical studies needed to develop Mining Claims.

Pursuant to the above, any exploration activity shall include but is not limited to drilling, digging, removal of ore by any means permitted by the law, use of explosives, counter map, measurement, mark boundaries, geographical points, build boundary stones, and identification points, build roads, trails, access, bridges, water channels, ponds and reservoirs, and any others deemed convenient for the purpose of this agreement. Likewise, any other activity not listed above and contained in Article 29 of the Mining Law, Sections I to XV is included.

THE GRANTEE agrees to perform exploration activities in the Mining Claims in accordance to the Master Plan of Exploration Activities to be developed during the term of this agreement provided in the terms and conditions herein.

TWO.- ACCESS TO CLAIMS AND DOCUMENTS. THE GRANTOR herein awards the most ample access to THE GRANTEE, his employees, representatives, agents, contractors, partners and investors to enter the Mining Claims and its facilities, tunnels, roads, trails, creeks and available water as well as performing all type of improvements, land clearings and roads to carry out exploration work.

Likewise, THE GRANTOR hereby delivers copies of the Mining Concessions, their records, payment of duties for the last fiscal period, and any information of past exploration and work available.

THREE.- GRANTOR’s WARRANTIES. THE GRANTOR represents and agrees to THE GRANTEE as follows:

a)
THE GRANTOR holds exclusive title of the Mining Concessions described in Exhibit 1, and shall maintain said ownership to allow THE GRANTEE full exercise of its exploration activities and the Option Right contained in Clause Seven of this instrument.

b)
All Mining Concessions are in effect at the signature of this document and agrees to keep them in effect while effective, free of any lien or encumbrance, claim from third parties, and in full compliance with the Mining Law and its regulations.

c)
No other individual, office or corporation has entered into an agreement or option to acquire the Mining Concessions subject matter of this contract, in whole or in part, neither limit nor restrict their rights in any way

d)
There are no claims, suits nor conflict related to neither the possession of the Mining Concessions, nor knowledge of the existence of any of them and there is no individual or entity holding any royalty, economic or legal interest in relation to the production of mineral ore under said Mining Concessions.

e)	The Mining Concessions are legally and physically identified and described in the copy of each concession included in Exhibit 1.

f)	During the term of this Agreement, THE GRANTOR shall:

i)	Not reduce nor file a reduction petition of the area covered by the mining concessions without the written consent of THE GRANTEE.

ii)	Not encumber, impair or offer as collateral the rights derived from the Mining Concessions, except to guarantee an obligation contracted herein.

iii)	Perform all required, necessary or pertinent act to prevent any third party from encumbering, affecting or damaging the rights covered by the Mining Concessions.

iv)	Guarantee and protect the uninterrupted and safe possession and enjoyment of the exploration rights herein granted.

v)	Refrain from carrying out any inconsistent act with the provisions of this agreement.

FOUR.- WARRANTIES AND REPRESENTATIONS OF THE GRANTEE. THE GRANTEE states and guarantees THE GRANTOR:

a)
To be a corporation duly incorporated according to the laws of Mexico, duly authorized and recorded as a mining corporation pursuant to the Mining Law and its regulations to enter into this agreement and to exercise the Option herein contained to acquire the Mining Concessions.

b)
To have all human, financial or material resources to perform the exploration work herein provided, efficiently and effectively, in full compliance with the ordeals and objectives stated in the Exploration Master Plan to be prepared.

c)	To faithfully comply with all partial payments described in Clause Six, which shall be definite and in benefit of THE GRANTOR.

d)	Comply with the times, activities and investments plans set forth in the Exploration Master Plan referred in CLAUSE EIGHT.

e)	Pay all corresponding taxes and dues during the exploration term

FIVE.- TERM. This agreement shall be effective for five years from the date of its execution, which shall not be extended except for those causes included in this instrument; therefore, this Agreement shall conclude on June 22, 2011.

SIX.- CONSIDERATION. THE GRANTOR shall receive from THE GRANTEE as authorization to explore the Mining Claims, and for awarding an Option to Purchase the Mining Concessions described in Exhibit 1, the amount of $282,000.00 (two hundred and eighty two thousand 00/100 dollars of the United States of America (herein after referred to as “dollars”) amount that shall be paid as follows:

a)
The amount of $30,000.00 (thirty thousand U. S. dollars) upon the execution of this Agreement. This amount includes the $10,000.00 (ten thousand U. S. dollars) paid at the signature of the letter of intent entered by the parties.

b)	$2,500.00 (two thousand five hundred U. S. dollars) per month as of August 21, 2006, and so on for each month elapsed and until the first anniversary (twelve months).

c)	$3,500.00 (three thousand five hundred U. S. dollars) per month as of the beginning of the second yearly term, that is, on August 21, 2007, and every month for the whole second yearly term.

d)	$5,000.00 (five thousand U. S. dollars) monthly, during the third, fourth, and fifth yearly term, on the 21st. day of each month.

Payment of any and all amounts herein provided shall be net and definite, in benefit of THE GRANTOR, and shall be made in the indicated currency and free of any deduction, withholding or compensation. The corresponding added value tax shall be added to such amounts.

In the event of any delay in the timely compliance of one or more payments described above, shall bear interests at the rate of 2% yearly until the total amount due is fully paid.

In the event the option is exercised before the maturity of the Agreement herein, it shall cause the anticipated enforceability of any amount due according to the above mentioned chart. The receipt issued by THE GRANTOR, duly specified as to any partial amount covered, proves due compliance of payment of every partial amount mentioned. Except in the event THE GRANTEE resolves to terminate this agreement and cancel any obligation and rights herein contained, THE GRANTEE shall not be bound to make any payment not due, specified herein.

SEVEN.- OPTION. By this provision, THE GRANTOR agrees to transfer and assign, and hereby grants to THE GRANTEE an option to buy the total Mining Concessions described in Exhibit 1, together with all its rights and all other circumstances that correspond by fact or law. This option to purchase the Mining Concessions shall be for a term equal to the term of this agreement (five years), during which THE GRANTEE may exercise the Option herein specified.

Prior to exercising the option herein, THE GRANTEE shall produce notice to THE GRANTOR within 30 days before the effective date when exercising the Option, regarding his irrevocable intent to exercise the option and acquire the Mining Concessions, the name of the Notary Public before whom the corresponding contract shall be signed and the date and time to execute such transaction.

Upon the execution of the Option to purchase the Mining Concessions subject matter of this Agreement, THE GRANTEE shall pay THE GRANTOR the amount of $300,000.00 (three hundred thousand 00/100 U. S. dollars), as consideration for the sale of the Mining Concessions. THE GRANTOR may elect to receive as payment an amount equal to the accounting value of shares for US $500,000.00 (Five hundred thousand U. S. dollars) in shares issued by Mexoro, grantor of 100% of the shares owned by Sunburst Mining de Mexico, S. A. de C. V. The par value of said shares shall be the means value of said shares for the last 30 days prior to the date when the notice to exercise the option is served.

EIGHT.- Minimum Investment in Exploration. THE GRANTEE agrees to invest a minimum of 2 (two) million dollars in exploration work during the term of this agreement. THE GRANTEE also agrees to show THE GRANTOR the exploration schedule to be carried out each year and to deliver the work and expense reports prepared in the previous year within the first three months of the maturity of each yearly term.

Upon the execution of the Option to purchase the Mining Concessions, THE GRANTEE shall deliver THE GRANTOR the Mineral Ore Reserve Survey at that time and the work and investment plan to initiate the production within the Mining Claims, subject matter of this agreement. This Plan shall include the time when the feasibility survey shall be concluded, which may not be more than three years after the purchase option is exercised.

In the event THE GRANTEE requires a longer term to conclude the reserves survey, an extension shall be requested to THE GRANTOR, which once analyzed, assessed and justified, may agree on a new term to conclude and deliver said Feasibility survey.

NINE.- ROYALTIES OVER NET LIQUIDATIONS. THE GRANTEE agrees and is bound to timely pay THE GRANTOR, a Royalty over the amount of any Net Liquidation received from the sale of the mineral ore removed from any part of the Mining Claims, once the option to buy the Mining Concessions is exercised and all along any work performed in said Mining Claims. Net Liquidations shall have the meaning stated in the attached document as Exhibit 2, which is part of this agreement.

The amount of any royalty shall be computed by applying those percentages stated herein to the amount of every Net Liquidation for sale of mineral ore, using as base price the Golden Ounce at the London Metal Exchange. In the event the price of gold is less than or equal to $600.00 (six hundred 00/100 U. S. dollars) per ounce the royalty shall be 3% (three percent) over the net smelting sales (NSR) as defined in Exhibit 2. And, if the price is higher than $600.00 (six hundred 00/100 U. S. dollars) the royalty shall be 4% (four percent) over net smelting sales (NSR).

The Mining Concessions shall remain as mortgage guaranty in favor of THE GRANTOR to guarantee compliance of due and timely payment of royalties over net liquidations stated herein, warranty which shall remain in effect during the working term. All other provisions of this warranty shall be included in the agreement executed before the Notary Public legalizing the Purchase Option Agreement by THE GRANTEE.

Failure to timely comply with one or more payments previously described shall cause interests at the yearly rate of 2% (two percent) until fully paid.

TEN.- LIQUIDATED DAMAGES. When at the second anniversary following the execution date of the purchase agreement of the Mining Concessions, THE GRANTEE fails to initiate the Commercial Production (as defined in Exhibit 2)) of mineral ore from any part of the Mining Claims, or once it has started but interrupted by causes attributable to THE GRANTEE, THE GRANTEE shall pay THE GRANTOR every year the amount of $100,000.00 (one hundred thousand U. S. dollars 00/100) as liquidated damages, for each term of twelve months where such delay or interruption persists. As of the third year from having exercised the purchase option contained in this agreement, and the commercial production has not started, the liquidated damages shall be US$200,000.00 (two hundred thousand U. S. dollars 00/100). When said delay or interruption is due to Acts of God or force majeure or when the metal ore is less than $300.00 (three hundred U. S. dollars 00/100), said liquidated damages shall not be applied during a maximum term of 12 months during which the gold price per ounce were below the mentioned price.

ELEVEN.- ASSIGNMENT OF RIGHTS. To assign all or part of the rights derived from this agreement, from the Mining Concessions or Purchase Option and Royalties set forth, a written consent from the other party shall be required which shall not be unreasonably denied. The interested party shall notify the other party her will to assign the rights, the name of the acquiring party or proposed substitute, conditions and details of said operation, as well as the manner to guarantee compliance with the reciprocal obligations of THE GRANTEE and THE GRANTOR. Once the notification is received, it shall have 30 days to review the operation, the documents and any personal considerations of the acquirer, as well as to object and make comments. Any objection made within the specified term shall interrupt such assignment until the necessary agreements and guarantees to the instrument herein are obtained.

TWELVE.- ACTS OF GOD OR FORCE MAJEURE. In the event THE GRANTEE at any time during the Option period or after its execution is prevented or delayed to comply with any obligation contained herein by labor strikes, general fuel shortages, fires, war, catastrophe, government regulations restricting regular operations, the specified term for complying with the obligation, shall be extended for the same time such delay persists.

THE GRANTEE shall, within thirty (30) days, notify THE GRANTOR of each and every Act of God or force majeure provided herein, and once such event is over, THE GRANTEE shall likewise notify THE GRANTOR in that regards, attaching the details of the number of days during which compliance of the obligations pertaining to THE GRANTEE have been extended as a result of such event.

THIRTEEN.- DEFAULT AND TERMINATION. When at any time during the effect of this agreement or in the Assignment definite agreement, one of the parties (hereinafter referred to as “The Party in Default”) fails to comply with any obligation agreed herein or is under falsehood of any representation or agreement stated therein, the other party is entitled to terminate this agreement, unilaterally and without need of resolution or injunction, provided the following is complied with:

a)  Said party has previously delivered, in writing, to the Party in Default, a default notice describing the details of any obligation in non compliance or the statements or false contracts, and

b)  The party in default has not rectified or initiated the cure for such default within 30 (thirty) days from said notification or has not initiated the procedures to correct said default by due payment due or by complying with the obligations in default.

FOURTEEN.- NOTICES. All notices and communications to be made between the parties as a result of the application, compliance and execution of this agreement shall be made in writing and delivered to the corresponding address stated for effects of this agreement, which until further written notice otherwise shall be the following: domicile appointed by the parties, which otherwise provided it shall be understood as the following:
  a) THE GRANTOR:
Minera Emilio, S. A. de C. V.
Attention: Jose Emilio Touche Creel
Trasviña y Retes No. 3700
Colonia San Felipe,
Chihuahua, Chih., Mexico
Tel. (614) 414-2207
Fax (614) 414-1055

b) THE GRANTEE:

Sunburst Mining de Mexico, S.A. de C.V.,
Attention: Tracy Allin Moore or Robert Knight
Division del Norte No. 305,
Colonia San Felipe
Chihuahua, telephone 614 414 7191, 4147251.

The parties herein may change their designated addresses by notifying the other party 10 (ten) days in advance.

All notices shall be made either: (i) personally, or (ii) by electronic means, acknowledgment by certified mail or registered requesting the corresponding acknowledgment receipt, or (iii) by certified or registered mail acknowledged receipt requested or by courier.

All notices shall be valid and deemed received (i) if served personally on the same date made and during regular working hours, and if served out of working hours, the following working day, (ii) if made by electronic media, the following working day when confirmation mailed by certified or registered mail is received, and (iii) if made by courier or parcel delivery, the following working day of delivery.

FIFTEEN.- APPLICABLE LAW AND JURISDICTION. For construal, execution and compliance of this agreement, the provisions of the Mining Law and its regulations, the Commerce Code and the Civil Code of the State of Chihuahua shall apply.

In the event of any controversy of the clauses and obligations inserted herein, the parties agree to designate an arbitrator to determine or settle any difference between the parties. The parties also agree to submit to the Commercial Arbitration procedure determined by the Commercial Notaries Board of the State of Chihuahua.

SIXTEEN.- GENERAL PROVISIONS.

(a) Both parties shall proceed in a bona fide manner and mutual cooperation in all affairs related to this agreement, in the understanding that it shall not constitute an obligation or responsibility other than those agreed herein.

(b) The annulment or invalidity of one or more provisions herein stated shall not cause the invalidity of all the Agreement, except when it constitutes a major impediment to comply with its object.

(c) The agreement herein shall not constitute or create an association between the parties, nor cause any joint or individual obligation between them.

(d) Neither party shall have any authority to act or accept responsibility for, on behalf of the other party, except expressly provided herein.

(e) The agreement herein contains the total agreement of the parties in regards to its object; therefore, this instrument annuls and rescinds any other agreement, contract or letter of intent, either oral or written executed by the parties regarding such purpose.

(f) This Agreement may not be amended unless said amendments have been signed by both parties.

(g) The parties shall carry out or promote the duly performance of every act or signing of any document reasonably required or recommended pursuant to the law to execute the will of the parties contained herein.

(h) This agreement benefits and binds the parties, their corresponding successors and assignees.

(i) The agreement herein and the rights and obligations acknowledged by the parties in it, are strictly limited to the Mining Concessions and Mining Claims. Each party shall have the free and unlimited right to contract, develop or benefit from other business of any nature, either in competence or not with the activities of the other party, or to invite the other party to participate or allow such participation, including, but not limited to, business related to mining rights or real rights adjacent to the area of interest or which have previously been part of the superficial area of the Mining Concessions.

(j) Except expressly provided herein, THE GRANTOR shall keep as confidential all and any information related to this agreement and the Mining Concessions and shall not use said information for activities other than those provided herein nor disseminate said information unless required by the law.

(k) THE GRANTOR reserves the right to access the Mining Claims to physically verify the progress and work of THE GRANTEE, in the understanding that said verification shall be made during working hours and prior notification to the Manager of THE GRANTEE, without interrupting or hindering the ordinary operations.

SEVENTEEN.- THE GRANTEE shall have the right to work the mines up to 30 tons daily during the term of this agreement. This working right shall terminate at the time THE GRANTEE exercises the Sale Option to the Mining Concessions. THE GRANTOR shall be the responsible for the safety of the workers hired to carry out this operation and is bound to hold THE GRANTEE free and harmless of any suit that may result from such work. Likewise, THE GRANTOR agrees to perform such work pursuant to the Mining Law.

EIGHTEEN.- LABOR AND LEGAL LIABLILITY. THE GRANTEE shall be the only responsible for any injure, damage or death caused to the personnel performing their work, either his employees or employees of contractors, agents, independent service providers or laborer; therefore, he agrees to take all and any pertinent and convenient safety step provided in the regulations.

Both parties acknowledge and agree that between the personnel or individual performing any job within the Mining Claims, or visitor, there shall not be any labor relationship or any other relationship with THE GRANTOR, his executives and representatives.

THE GRANTEE agrees to hold THE GRANTOR, its executives and representatives harmless from any suit, claim or legal penalty of any nature whatsoever, and therefore agrees to hire Lawyers at his own expense and carry out all convenient or needed procedures to discharge or settle the dispute or controversy as soon as possible. Any disbursement made by THE GRANTOR for said claims shall be reimbursed within 30 days after the request.

NINETEEN.- Once the Mining Agency issues a new mining concession title over the lot called SANTO NIÑO recorded under title 191810, or validates the present title, such concession shall become part of this agreement with no additional consideration than those stated herein.

TWENTY.- CONTRACTUAL LANGUAGE. Both parties sign this agreement in Spanish and English languages. In the event of any discrepancy between the two versions, the Spanish version shall prevail. The parties acknowledge having obtained sufficient independent and legal counseling and having read and understood (by means of their corresponding interpreters and legal counselors) all legal effects and validity of this agreement in both versions, English and Spanish. The attached English version is for reference only as Exhibit 3, which becomes part of this instrument for all legal effects.
IN WITNESS WHEREOF, the parties signed this agreement in the city of Chihuahua, Chih. Mexico on June 21, 2006.

“THE GRANTOR”
MINERA EMILIO, S.A. DE C.V.

JOSE EMILIO TOUCHE CREEL

“THE GRANTEE”
SUNBURST MINING DE MEXICO, S.A. DE C.V.

ROBERT KNIGHT     MARIO AYUB TOUCHE
LEGAL REPRESENTATIVES

WITNESS     WITNESS

YOLANDA CREEL LUJAN   MARIZA ALARCON BARRAGAN

EXHIBIT “A”
MINING CONCESSIONS

1- Legal Description:

1.1.	Lot: Carmela
1.2.	Title No: 176856
1.3.	Holder(s): Minera Emilio, S.A. de C.V. (100%)
1.4.	Title Record: Book of Mining Concessions, Deed Number 96, page 25, Volume 240.
1.5.	Location: Moris, Chihuahua
1.6.	Recording Date: December 17, 1985 to December 16, 2010

1- Legal Description:

1.7.	Lot: Maria Luisa
1.8.	Title No: 170673
1.9.	Holder(s): Minera Emilio, S.A. de C.V. (100%)
1.10.	Title Record: Book of Mining Concessions, Deed Number 53, page 14, Volume 227.
1.11.	Location: Moris, Chihuahua
1.12.	Recording Date: June 11, 1982 to June 10, 2007

1- Legal Description:

1.13.	Lot: Esperanza Segunda
1.14.	Title No: 171000
1.15.	Holder(s): Minera Emilio, S.A. de C.V. (100%)
1.16.	Title Record: Book of Mining Concessions, Deed Number 220, page 56, Volume 227.
1.17.	Location: Moris, Chihuahua
1.18.	Recording Date: August 5, 1982 to August 4, 2032

1- Legal Description:

1.19.	Lot: Verónica Segunda
1.20.	Title No: 171083
1.21.	Holder(s): Minera Emilio, S.A. de C.V.
1.22.	Title Record: Book of Mining Concessions, Deed Number 243, page 62, Volume 228.
1.23.	Location: Moris, Chihuahua
1.24.	Recording Date: August 9, 1982 to August 8, 2007

1- Legal Description:

1.25.	Lot: La Chonca
1.26.	Title No: 218432
1.27.	Holder(s): Minera Emilio, S.A. de C.V.
1.28.	Title Record: Book of Mining Concessions, Deed Number 332, page 166, Volume 332.
1.29.	Location: Moris, Chihuahua
1.30.	Recording Date: November 05, 2002 to November 04, 2052

1- Legal Description:

1.31.	Lot: Silvia
1.32.	Title No: 217673
1.33.	Holder(s): Minera Emilio, S.A. de C.V.
1.34.	Title Record: Book of Mining Concessions, Deed Number 293, page 147, Volume 330.
1.35.	Location: Moris, Chihuahua
1.36.	Recording Date: August 6, 2002 to August 5, 2052

1- Legal Description:

1.37.	Lot: La Cumbre
1.38.	Title No: 216091
1.39.	Holder(s): Minera Emilio, S.A. de C.V.
1.40.	Title Record: Book of Mining Concessions, Deed Number 151, page 76, Volume 326.
1.41.	Location: Moris, Chihuahua
1.42.	Recording Date: April 9, 2002 to April 8, 2052

1- Legal Description:

1.43.	Lot: La Cumbre II Fracc. A.
1.44.	Title No: 220350
1.45.	Holder(s): Minera Emilio, S.A. de C.V.
1.46.	Title Record: Book of Mining Concessions, Deed Number 90, page 45, Volume 338.
1.47.	Location: Moris, Chihuahua
1.48.	Recording Date: July 18, 2003 to July 17, 2053

1- Legal Description:

1.49.	Lot: La Cumbre II
1.50.	Title No: 220349
1.51.	Holder(s): Minera Emilio, S.A. de C.V.
1.52.	Title Record: Book of Mining Concessions, Deed Number 89, page 45, Volume 338.
1.53.	Location: Moris, Chihuahua
1.54.	Recording Date: July 18, 2003 to July 17, 2053

1- Legal Description:

1.55.	Lot: Segunda de Santa Teresa
1.56.	Title No: 219233
1.57.	Holder(s): Minera Emilio, S.A. de C.V.
1.58.	Title Record: Book of Mining Concessions, Deed Number 53, page 27, Volume 53.
1.59.	Location: Moris, Chihuahua
1.60.	Recording Date: February 20, 2003 to February 19, 2053

1- Legal Description:

1.61.	Lot: Fortunato 2
1.62.	Title No: 214274
1.63.	Holder(s): Minera Emilio, S.A. de C.V.
1.64.	Title Record: Book of Mining Concessions, Deed Number 134, page 87, Volume 321.
1.65.	Location: Moris, Chihuahua
1.66.	Recording Date: September 6, 2001 to September 5, 2051

1- Legal Description:

1.67.	Lot: Santo Niño 3
1.68.	Title No: 220150
1.69.	Holder(s): Minera Emilio, S.A. de C.V.
1.70.	Title Record: Book of Mining Concessions, Deed Number 250, page 125, Volume 337.
1.71.	Location: Moris, Chihuahua
1.72.	Recording Date: June 17, 2003 to June 16, 2053

EXHIBIT “B”

ROYALTIES ON NET SMELTING LIQUIDATIONS

ARTICLE I
DEFINITIONS

Every term in capital letter used and not defined in this Exhibit shall have the meaning designated to those terms in this Instrument. The following terms used herein shall have the following meanings (in the event any term or definition in this Exhibit were in conflict with any term or definition designated in the Agreement, the term or definition in this Exhibit shall rule or prevail):

1.1.	“Affiliated” means every Person who directly or indirectly controls, is controlled or is under the common control of any of the parties of this Agreement.

1.2.	“Agreement” means the Sale Option Agreement herein executed in regards to the Property by the Grantor and the Owner of the Royalty to which this Exhibit is attached and integrated into.

1.3.	“Allowed Deductions” means the following expenses to be deducted from the Income:

a.
Smelting expenses for concentrated mineral and refining for Dore bars, including smelting maquilas, penalties for impurity in Dore or concentrated and all other deductions made by the smelting or buyers on first hand.

b.	Added value taxes and all other taxes on production sales, if applicable, except Income Tax (ISR for its acronym in Spanish).

1.4.	“Area of Interest” means the superficial area covered by the Mining Concessions.

1.5	“Company” means Sunburst Mining de Mexico, S.A. de C.V., corporation duly incorporated pursuant to the laws of Mexico, the Grantor in this Agreement, and its successors and assigns.

1.6
“Commercial Production” means the superficial or underground removal of mineral products with commercial and profit purposes during an uninterrupted period of 30 days, excluding within this concept removal of ore for lab test purposes or any testing activity of the grinding and benefit plant.

1.7
“Control” used as verb, whenever used in regards to an individual, the ability to direct, directly or indirectly through one or more intermediaries, or to cause the direction of the administration and policies of said individual by (a) the ownership or benefit of credit instruments with voting or membership rights; (b) the right to designated administrators, counselors or corporative management; (c) contracts; (d) Operation Agreements; (e) trusts entitled to vote; or in any other way, and when such term is used in regards to an individual it means the legal or real capacity to control the acts of other person through kinship or business relations, contracts or any other way; and whenever the term “Control” is used as a noun, it means the capacity granted to its holder to execute any of the previous mentioned authorities.

1.8	“Accounting Revenue” has the following meaning:

1.8.1
In those cases where the Grantor or its Affiliates produce as final Product or have produced as Final Product by an operation, smelting or refining agreement, or by any other transaction resulting in a credit or reimbursement to the Grantor’s account or its Affiliates: (a) copper with delivery acceptable requirements determined by the London Metal Exchange (“LME”) for Cathode Copper or for High Grade Copper with delivery requirements of COMEX division of New Cork Mercantile Exchange (“COMEX”); and/or (b) fine gold bullion of 0.9995 or better (“Gold Bullion”); and/or (c) silver bullion of 0.9995 or better (“Silver Bullion”), in each case from ore or other material mined and removed from the Property; then, notwithstanding any agreement in this Exhibit, the term “Accounting Revenue” by such metal shall be understood as the net number of pounds avoirdupois of copper and/or troy ounces of Gold Bullion and/or Silver Bullion, as the case may be, credited or reimbursed to the Grantor’s account or his Affiliates in a calendar quarter, multiplied by: (i) for copper, the average of the LME Settlement price for Cathode Copper Grade “A” and for “High Grade COMEX Copper the average price closer to spot in COMEX, both during the calendar quarter when such copper is credited or reimbursed; (ii) for Gold Bullion, the average of the Fix Price of London Bullion Market Association P.M. for the calendar quarter when such metal is credited or reimbursed; or (iii) for Silver Bullion the average of the Fixed Price of London Bullion Market Association for the calendar quarter when such metal is credited or reimbursed.

1.8.2
The average price for the corresponding calendar quarter shall be determined dividing the total of all daily prices published during the corresponding quarter by the total umber of days in which said prices were published. The published price shall be obtained, in the case of Cathode Copper Grade A of LME or COMEX Grade Copper of publication by Platt’s Metals Prince Alert Week Monthly Averages for the applicable period or published by Metals Bulletin, but corrected by COMEX official publications or London Metal Exchange when printing errors exist; and in the event all other prices in publications by The Wall Street Journal, Reuters, or other trusted sources selected by the Grantor. When the purchase price of LME for Cathode Copper Grade A, or COMEX spot price close for Copper High Grade or Fixed Price of Gold Bullion of the London Bullion Brokers P:M. or the Fixed Price of Silver Bullion of London Bullion Brokers P:M:, as applicable, should stop publishing, the parties shall agree on an alternate method to determine the average daily spot price for refined copper, Gold Bullion or Silver Bullion, as applicable, and in the event an agreement would not be reached, the daily average of the purchase price of applicable LME shall be used during such period, as applicable, to be reasonably determined by the Grantor.

1.8.3
1.8.4
In those cases when the intermediate Product not described above as final Product is distributed to an Affiliate of the Grantor and said intermediate Product is converted by said Affiliate to a Product that meets the standards described in this definition, for effects of estimating the Accounting Revenue, said Product shall be considered as produced, and the Accounting Revenue as received by the Grantor.

1.9
“GAAP” means the General Accepted Accounting Principles described in the opinions and statements of the Board of Accounting Principles of the American Institute of Certified Public Accountants, and in the statements of the Board of Standards of Financing Accounting, from time to time, consistently applied.

1.10	“Grantor” means the Company and its assigns and successors.

1.11	“Mining” means any excavation in the earth or tailings, whether being worked or not, made for the purpose of removing or exploiting Products, and shall include:

a)
any shaft, surface mine, tunnel or opening, underground or otherwise, from or through which the Products are or may be removed or extracted by any method, in amounts higher than those required for appraisal effects.

b)
The mining area and every building, structure, mining waste, machinery, equipment, tool, easement, airstrips, power lines, power generation installations, drying and evaporation installations, ducts, railroads and other installations for mining, transportation, storage and deposit of Products, waste and other material; and

c)	any other installation or required or considered as objects to be used or with the purpose or in relation to said removal or exploitation.

1.12.	“Net Revenue” shall mean the Revenue minus the Allowed Deductions in relation to said Revenue, in each case for the applicable calendar quarter.

1.13.	“Royalties on Net Liquidations” means the royalties granted by this Exhibit B.

1.14.
“Individual” shall mean any individual, corporation, trust, partnership, liability company, joint venture, unincorporated organization, firm, state, government authority or any agency or political subdivision of the above or any other entity.

1.15.	“Income for Physical Product” means any income received by Products other than those described in the definition of “Accounting Revenue”. The amount of said income shall be determined as follows:

1.15.1
When the products mined or removed from the Property are sold to one smelter, refinery or any other buyer (other than the Grantor or his Affiliates) as raw or intermediate Product not meeting the requirements stated in subsection 1.8.1 of the “Accounting Revenue” definition for metal referred to in said section (for example the sale of copper concentrates) or distributed to an Affiliate but not converted by said Affiliate in a final Product that meets the requirement of the definition of “Accounting Revenue” of the metals previously described, then the Income amount for Physical Product in regards to said raw or intermediate product shall be equal to the net income amount actually received by the Grantor for the physical sale of the Products to the smelter, refinery and any other buyer for the payable metal contained in said Products, including the bonus, premiums and subsidies, and once deducted by the buyer or paid or incurred by the Grantor. In those cases when said Products were distributed in species to an Affiliate of the Grantor and sold afterwards without any additional process by said Affiliate or in his representation, said sale shall be deemed as a sale carried out by the Grantor for effects of estimation of this subsection 1.15.1 and the Grantor shall be considered as having received the corresponding Revenue.

1.15.2
When the Products mined and removed from the Property and distributed to an Affiliate by a transaction not covered in subsection 1.15.1 or in the meaning or accounting revenue, the income attributed to said products shall be the price of the fair market value that otherwise would have received from a third party in an operation not related to the sale of said Products, net of any Allowed Deductions incurred.

1.16
“Products” shall mean any mineral concentrated, deposited, cathode, leach solutions, Dore or any primary, intermediate or final metal Product removed, mined or extracted from the Property for commercial sale. Products shall not include any mined or removed material from the Property to be used by the Grantor in building roads, foundations, concrete constructions or any other industrial use related to the Property or the processed material but not originated in the Property.}

1.17	“Property” shall mean, for effects of this Exhibit (i) the mining concessions with its amendments, changes or improvements made from time to time by the Grantor.

1.18	“Revenue” shall mean the sum of the income by physical product and the income by change related to the corresponding calendar quarter.

1.19	“Royalty Account” shall mean the accounting statement determined by the Grantor or in his name or the filing of:

a)	Any and all allowed deductions, as debit, estimated to the cash value at the time the expense was incurred, and
b)	Any and all income, as credit, for effects of estimation of the royalty on payable net liquidations in each case for the applicable calendar quarter.

1.20	“Royalty Holder” shall mean the Concessionaire.

1.21
“Percentage of Royalty” shall mean the percentage of three per cent (3.0%) if the price of the gold ounce is less than seven hundred American dollars and 4.0% if the price of the gold ounce is higher than six hundred American dollars, according to the Ninth Clause of this instrument.

1.22
“Exchange Activities” shall mean any and all protection activities against price variation carried out by the Grantor or his Affiliates in regards to any product, input, interest rate or rate of exchange, including without limitation, all future sales and/or sale agreements, price agreements, deferred spot, option agreements, speculating purchase and future sales contracts, future and/or option, either executed in or out of stock markets. Said exchange activity and profits and losses caused by them, shall be considered in estimating the royalties to be paid to the holder of said royalty, in relation with determining the price, date of sale or the date when payment of royalty is due.}

1.23	“Transfer” shall mean every sale, grant, assignment, transfer, encumbrance, security, mortgage, abandonment and any other transfer.

1.24	“Commercial Exploitation” shall mean the exploitation of the concessions at a level higher than 70% of the potential capacity determined in the Feasibility Study.

ARTICLE II
CALCULATION AND PAYMENT OF ROYALTIES ON NET REVENUE

2.1
“Calculation”. For calculation effects of the royalty on net liquidations, the Grantor shall multiply the net income (recorded as positive balance in the royalty entry) by the percentage of the royalty, in each case for the immediately preceding calendar quarter.

2.2	“Payments”.

2.2.1
The Grantor’s obligation to pay the royalty on net liquidations shall commence as of the date when the Grantor notifies the holder of the royalty when the commercial production is initiated (as defined herein).

2.2.2
Once the Grantor determines that the payment for royalties on net liquidations is due and creditable pursuant to this Exhibit, the Grantor shall pay the holder of the royalty an amount equal to the royalty on net liquidations calculated pursuant to Section 2.1 within (45) forty five days as of the end of the calendar quarter for which said calculation was made, and shall deliver with said payment, a copy of the calculation made in regards to said payment. All payments made above or less the required amount shall be corrected in the following calendar quarter when such adjustment was determined.

ARTICLE III
ACCOUNTING

3.1
“Accounting Principle” Subject to the provisions in the Mexican fiscal law in effect, every allowed income and deduction shall be recorded in the royalties account and determined in accordance with the GAAP, as applied by the Grantor. Any allowed income and deduction shall be determined by the increase accounting method.

ARTICLE IV
AUDITS

4.1.
“Audits”. The owner of the royalties, prior notice in writing, shall have the right to designate an independent Public Accounting firm to audit the records related to the calculation of the royalty on net liquidations, within three months following receipt of one payment as designated in Section 2.1 above. Every calculation not audited pursuant to the above shall be considered as final and shall not be subject to any further audit or objection.

4.2.
“Disputes” The holder of the royalty shall be deemed as waiving any right he might have to object a payment made by any calendar quarter unless notified in writing about such objection within three months following receipt of the corresponding final payment of such calendar quarter.

ARTICLE V

GENERAL

5.1.
“Records”. The Grantor shall keep true records regarding tonnage, volume of products, analysis of products, weight, humidity, tests of payable metal contained, and other records, as applicable, in regards to the calculation of the royalty on net liquidations determined herein.

5.2. “Operations.” The Grantor and his affiliates are entitled to (i) take any operating decision regarding the method and extent of the mining and process of mined products or derivates of the property (i.e., without limitation, the decision to process by lixiviation instead of by conventional grinding), (ii) take any decision related to the sale of products, and (iii) take any decision regarding the temporary closing or long term closing of the operations, duly justified and grounded, which shall be reported and previously agreed with the holder of the royalty, to agree on the amount to pay as penalty clause, or termination of the agreement.

5.3. “Right to Inspection”. The holder of the royalty or his authorized representative, may, by means of prior notice to the Grantor, enter the surface or part of the surface of the Property with the purpose of inspecting the Property or its improvements and operations, and may inspect and copy all records and information concerning the calculation of its participation, including without limitation, all records and information electronically kept. The Holder of the Royalty or his authorized representative shall enter the Property at his own risk and may not unreasonably disturb the operations carried out within the Property or related to it. The holder of the royalty shall indemnify and hold harmless the Grantor and Affiliates (including, without limitation, any direct or indirect main offices), as well as their corresponding counselors, executives, shareholders, workers, business representatives and attorneys from any imputable, stated or incurred legal responsibility as a result of any injury caused to the holder of the royalty or his business managers or representatives to exercise any of the rights granted in this clause.

5.5. “Notices”. Every notice, payment and any other communication (hereinafter the notifications) either allowed or required in this agreement shall be made in writing and addressed to the addresses of the Grantor and the holder of the royalty as described in the sale agreement to which this Exhibit is part of.

5.6. “Confidentiality”.

5.6.1.
Except for the provisions in Section 5.6.2 no information or data delivered to the holder of the royalty according to the terms of this Exhibit shall be disclosed by the owner of the royalty to any third party or to the public in general without previous consent from the Grantor, consent which shall not be denied unreasonably.

5.6.2	The consent required pursuant to Section 5.6.1 shall not apply to disclosure:

5.6.2.1.	To an affiliate by representation who holds in good faith the need to be informed (but subject to the requirement of confidentiality contained in this Section).

5.6.2.2.
To a government office or to the public, when the affiliate who makes such disclosure believes in good faith that said information is required by an applicable law order or by any regulation of a stock market.

5.6.2.3.
Carried out in relation to a suit or arbitrage pertaining to one of the parties, when such disclosure is required by the corresponding Court, or by the counsel of an attorney of such party, required for the proceedings of said suit, but subject to previous notice to the other party to allow said other party to perform any protecting preliminary action.

5.6.3.
Prior any disclosure described in subsections 5.6.2.1., 5.6.2.2. or 5.6.2.3 above, said third party shall first agree to protect any confidential information from any additional disclosure to the same extent he is bound under Section 5.6.

Notwithstanding any statement on the contrary herein, a Party shall not disclose, pursuant to this agreement, any geologic, engineering or any other data to any third party without disclosing the existence and nature of any disclaimers accompanying said information and the requirements of the applicable law or regulations or ordeals of any applicable stock market for public disclosure, as applicable.

5.7.
“Mixing”. The Grantor shall be entitled to mix ore, concentrated, mineral and other mined and removed material from the Property from which the Products are to be produced with other ore, concentrated, mineral or other mined or removed material from the Property; subject to, nevertheless, that the Grantor estimation of the representative samples of the average grade of the same and other measures as appropriate, and shall weigh (or estimate the volume) of the material before mixing. Once the representative samples are obtained, estimate the ore average grade and average of recovery percentages, the Grantor may use any acceptable procedure by the Mining and Metallurgic Industry appropriate for the kind of mining and processing activity carried out. Furthermore, similar procedures may be used by the Grantor to attribute to the mixed material any penalty or surcharge and deduction, if any, imposed by the Smelting, Refining or by the buyer of said material.

5.8.
“Change of Ownership of Right to Royalties on Net Liquidations”. No change or division of the rights to ownership of the royalty on net liquidations carried out in any way shall increase the obligations or decrease the rights of the Grantor. The holder of the royalty agrees that any change in the ownership of the royalty on net liquidations shall be made in such a way to guarantee that the Grantor shall only be required to make payments and deliver notices to no more than one single person. No change or division of the right to ownership shall be compulsory for the Grantor until a certified copy of the instrument stating said change or division has been received by Grantor.

5.9.
“Assignment by Grantor”. Grantor shall have the right to assign all or part of his legal interest in the Property. When the Grantor assigns all or part of his legal interest on the Property, once obtained by the Assignee from the Grantor pursuant to this Exhibit in regards to the legal interest assigned, the Grantor shall therefore be waived from all and any obligation to pay the royalty pursuant to this Exhibit in regards to any royalty which might consequently result in regards to the assigned legal interest.

Signatures

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Exhibit 10.26 (Spanish)

CONTRATO DE EXPLORACION Y PROMESA DE ENAJENACION DE CONCESIONES MINERAS QUE CELEBRAN ENTRE “MINERA EMILIO, S.A. DE C.V.” REPRESENTADA EN ESTE ACTO POR EL SR. JOSE EMILIO TOUCHE CREEL, EN ADELANTE REFERIDA COMO “LA CONCESIONARIA” Y POR OTRA PARTE, “SUNBURST MINNING DE MEXICO, S.A. DE C.V.” REPRESENTADA POR ROBERT KNIGHT Y MARIO AYUB TOUCHE, EN ADELANTE REFERIDA COMO “LA EXPLORADORA”, MISMO QUE TIENEN A BIEN EN SUJETAR A LAS SIGUIENTES DECLARACIONES Y CLAUSULAS.

DECLARACIONES:

I.- Declara la Concesionaria a traves de su representante que:

a)
Es una persona moral debidamente constituida al amparo de las leyes mexicanas, con domicilio en la Cd. de Chihuahua, México, mediante escritura pública No. 8309 otorgada ante la fe del lic. Jose Antonio de Lascurain, notario público No 21, en ejercicio para el Distrito Morelos, Estado de Chihuahua, misma que ha quedado inscrita en el Registro Público de la Propiedad, sección comercio bajo No 15 a Folios 1 del libro 460.

b)	Su representante legal tiene plenas facultades para celebrar el presente Contrato, mismas que no le han sido revocadas ni limitadas.

c)
Es titular de ciertas concesiones mineras en el Municipio de Moris, Estado de Chihuhua mismas que se encuentran descritas en el documento que se acompaña como Anexo 1, las cuales se encuentran al corriente del pago de todos sus derechos y demás obligaciones de ley, siendo su voluntad el otorgar a La Exploradora una licencia exclusiva para explorar, evaluar, desarrollar, barrenar y retirar materiales para su análisis sujeto a los términos y condiciones contenidas en el presenta instrumento.

II.- Declara la Exploradora a traves de su representante que:

a)
Es una persona moral debidamente constituida al amparo de las leyes mexicanas, con domicilio en Division del Norte # 305 Chihuahua Chih. 31203 México, mediante escritura pública No. 9912 otorgada ante la fe del lic. Guilebaldo Flores Tirado , notario público 118 , en ejercicio para el Distrito Mazatlán , Estado de Sinaloa , misma que ha quedado inscrita en el Registro Público de la Propiedad, sección comercio bajo folio mercantil electrónico 17658*2.

b)	Su representante legal cuenta con plenas facultades para celebrar el presente Contrato, mismas que a la fecha no le han sido revocadas ni limitadas.

c)
Que es una compañía minera que cuenta con amplia experiencia en la materia, con los recursos humanos, materiales y financieros necesarios para la consecución de los fines aquí descritos y que dentro de sus objetos sociales se encuentran los de llevar a cabo actividades de exploración y adquisición de minas y yacimientos minerales de conformidad con la Ley Minera y sus reglamentos, así como para la admisión de inversionistas extranjeros, entre otras.

d)	Es su voluntad corporativa celebrar el presente Contrato para la realización de las actividades de exploración en los términos aquí previstos, su evalualción y estudio.

III.- Ambas partes declaran que en la celebración del presente Contrato no existió dolo, error, violencia ni lesión, mismo que sustituye a cualquier entendimiento tenido entre las partes sea escrito, oral o inferido de una combinación de ellos o de los hechos presentes.

IV.- Ambas partes acuerdan que los siguientes términos gozarán de los significados siguientes, independientemente que se encuentren realzados con mayúsculas o su inicial, según sea:

a)	CONTRATO, es el presente documento celebrado entre ambas partes, junto con sus anexos y las modificaciones que al mismo se realicen durante su vigencia.
b)
CONCESIONES MINERAS, son los títulos o certificados expedidos por la autoridad gubernamental competente que amparan los derechos de exploración y explotación que en ellos se contienen y, que se describen en el documento que se acompaña marcado como Anexo 1.

c)	FUNDOS MINEROS, significan las áreas superficiales y subterraneas comprendidas dentro del perímetro amparado por cada una de las Concesiones Mineras contenidas en el Anexo 1.
d)	EXPLORACION, significa todas las actividades mencionadas en la Cláusula Primera así como cualquier otra comprendida en la Ley.
e)	LEY, es la Ley Minera en vigor y su Reglamento, así como cualquier otra que le sustituya, sus modificaciones y reformas que entren en vigor durante la vigencia del presente Contrato.
f)
OPCION, es el derecho contenido en el presente Contrato en la Cláusula Septima que faculta a La Exploradora para adquirir las Concesiones Mineras contenidas en el Anexo 1, en los términos y condiciones que aquí se establecen.

g)	AMBAS PARTES o LAS PARTES, significan La Concesionaria y La Exploradora conjuntamente.
h)
PLAN MAESTRO DE EXPLORACION, es el documento o documentos que conjuntan todos los estudios, informes, trabajos, proyectos, resultados, análisis y demás actividades referidas en la Cláusula Octava, de manera lógica y comprensiva.

DECLARADO LO ANTERIOR, las partes se obligan y acuerdan en los términos de las siguientes

CLAUSULAS:

PRIMERA.- OBJETO.- Durante la vigencia del presente Contrato y sujeto al debido cumplimiento por La Exploradora de las obligaciones contraídas en este Contrato, La Concesionaria otorga a la Exploradora el derecho exclusivo de llevar a cabo los trabajos de exploración en los Fundos Mineros descritos en el Anexo 1, pudiendo realizar por sí o por medio de terceras personas todas las diversas actividades necesarias para la evaluación del potencial minero de dichos fundos, la localización de minerales y su cuantificación, análisis de laboratorios, estudios de factibilidad de explotación y la realización de un proyecto de explotación, estudios económicos, financieros y técnicos necesarios para el desarrollo de dichos fundos mineros.

De acuerdo a lo anterior, las actividades de exploración incluirán mas no estarán limitadas a las que aquí se mencionan, como los son la barrenación, efectuar excavaciones, extracción de materiales por cualquier método permitido por la Ley, uso de explosivos, mapeo, medición, deslindes, localización de puntos geográficos, hacer mojoneras y puntos de identificación, realizar caminos, veredas, accesos, puentes y encausamientos de aguas, represas y demás actos necesarios o convenientes para el objetivo del contrato. Igualmente aquellas actividades no enunciadas anteriormente y contenidas en el artículo 29 de la Ley Minera en sus fracciones I a la XV.

La Exploradora acepta llevar a cabo la activdad de exploración en los Fundos Mineros de acuerdo al Plan Maestro de actividades de exploración a desarrollar durante la vigencia del presente contrato en los términos y condiciones aquí establecidos.

SEGUNDA.- ACCESO A FUNDOS Y DOCUMENTACION. La Concesionaria en este acto otorga el mas amplio acceso a la Exploradora, sus empleados, representantes, agentes, contratistas, socios e inversionistas para entrar a los Fundos Mineros y sus instalaciones, tuneles, caminos, veredas, arroyos y aguas disponibles, así como la realización de todo tipo de mejoras, trabajos de desmontes, caminos para la realización de las actividades de exploración.

Igualmente en este acto La Concesionaria hace entrega de copias de las concesiones mineras, sus registros, pagos de derechos por el último período fiscal, así como de la información de exploraciones y explotaciones realizadas con anterioridad disponibles.

TERCERA.- GARANTIA DE LA CONCESIONARIA. La Concesionaria manifiesta y conviene con la Exploradora que:

a)
La Concesionaria es titular exclusiva de las Concesiones Mineras descritas en el Anexo 1, y que mantendrá dicha titularidad de tal forma que permita a La Exploradora el ejercicio pleno de sus trabajos de exploración y del Derecho de Opción contenido en la Cláusula Septima del presente contrato.

b)
Las concesiones mineras se encuentran vigentes a la firma del presente contrato y se obliga a mantenerlas vigentes por toda la duración del mismo, libres de todo gravamen, afectación o reclamación de terceros y en pleno cumplimiento de la Ley Minera y su Reglamento.

c)
Ninguna otra persona, firma o sociedad ha celebrado contrato u opción de adquirir las Concesiones Mineras objeto de la presente operación, en todo o en parte, ni de limitar, restringir o de alguna forma afectar los derechos que las mismas confieren.

d)
No existe demanda, reclamación o conflicto relacionado con la titularidad de las Concesiones Mineras, ni se tiene conocimiento de la existencia de bases para ello, y ninguna persona física o entidad posee regalía alguna u otro interés jurídico o económico respecto de la producción de mineral amparado por las Concesiones Mineras.

e)	Las Concesiones Mineras se encuentran física y jurídicamente identificadas, siendo las descritas en la copia que de cada concesión se acompaña en el Anexo 1.

f)	Mientras este CONTRATO se encuentre vigente, La Concesionaria:

i)	No reducirá ni presentará solicitud de reducción del área amparada por las concesiones mineras sin el consentimiento por escrito de La Exploradora.

ii)	No gravará, afectará u ofrecerá en garantía los derechos derivados de las Concesiones Mineras, salvo que sea para garantizar alguna obligación contraída en este Contrato.

iii)	Realizará todo acto que sea requerido, necesario o prudente para prevenir e impedir que tercero alguno grave, afecte o lesione los derechos amparados por las Concesiones Mineras.

iv)	Garantizará y asegurará la posesión pacífica y continua, así como el disfrute de los derechos de exploración del presente Contrato.

v)	No realizará ningún acto inconsistente con las transacciones contempladas en el presente instrumento.

CUARTA.- GARANTIAS Y MANIFESTACIONES DE LA EXPLORADORA. La Exploradora manifiesta y garantiza a la Concesionaria que:

a)
La Exploradora garantiza que es una compañía debidamente constituida conforme a las leyes de México, debidamente registrada y autorizada como empresa minera conforme a la Ley Minera y su Reglamento para celebrar el presente Contrato, así como para ejercer la Opción contenida en el presente Contrato para la adquisición de las Concesiones Mineras.

b)
Cuenta con los recursos humanos, financieros y materiales para desarrollar los trabajos de exploración aquí descritos de manera eficáz y efectiva, cumpliendo plenamente con los lineamientos y objetivos que se enuncien en el Plan Maestro de Exploración a realizar.

c)	Cumplir fielmente los pagos parciales contenidos en la cláusula sexta, los cuales en todo momento serán definitivos y en beneficio de La Concesionaria.

d)	Cumplir con los tiempos, actividades y planes de inversion establecidos en el Plan maestro de exploracion a que se refiere la Clausula OCTAVA.

e)	Realizar los pagos de impuestos y derechos correspondientes durante el periodo de exploracion.

QUINTA.- DURACION. La duración del presente Contrato es de cinco años, contados a partir de la firma del mismo, el cual no podrá ser prorrogable mas que por las causas contenidas en este instrumento, por ello el Contrato terminará el 22 de junio de 2011.

SEXTA.- CONTRAPRESTACION. La Concesionaria recibirá de La Exploradora por la autorización de explorar los Fundos Mineros, así como por el otorgamiento de una Opción de Adquirir las Concesiones Mineras descritas en el Anexo 1, la cantidad de $282,000.00 (doscientos ochenta y dos mil 00/100) dólares de los Estados Unidos de America (en adelante “dólares”) prestacion que será cubierta de las siguiente forma:

a)
La cantidad de $30,000.00 (treinta mil dólares de los Estados Unidos de America) a la fecha de firma del presente Contrato. Esta cantidad incluye los $10,000 ( diez mil dólares) pagados a la firma de la carta intención celebrada entre las partes.

b)
$2,500.00 (dos mil quinientos 00/100) dólares de los Estados Unidos de America (en adelante “dólares”) mensuales a partir del día 21 de agosto de 2006 y así sucesivamente por cada mes que transcurra y hasta el primer aniversario (doce meses).

c)	$3,500.00 (tres mil quinientos 00/100) dólares mensuales a partir del inicio del segundo período anual, o sea, el día 21 de agosto de 2007 y así cada mes por todo el segundo período anual.

d)	$5,000.00 (cinco mil 00/100) dólares, mensulaes, durante todo el tercer, cuarto y quinto período anual, los días 21 de cada mes.

El pago de cualquier cantidad de las aquí estipuladas serán netas y definitivas, en beneficio de la Concesionaria, deberán hacerse en la moneda indicada y libre de toda deducción, retención o compensación. A estas cantidades se le agregara el impuesto al valor agregado correspondiente.

En caso de mora en el cumplimiento puntual de uno o mas de los pagos descritos anteriormente motivará la generación de intereses a razón del 2 % de interés anual hasta que sea pagado el adeudo en su totalidad.

En caso de ejercitar la opción antes del vencimiento de la misma del presente contrato, motivará la exigibilidad anticipada de las cantidades pendientes de pago conforme a la tabla arriba contenida. La forma de comprobar el debido cumplimiento de pago de cada una de las cantidades parciales mencionadas será con el recibo expedido por La Concesionaria debidamente razonado en cuanto a la(s) parcialidad(es) que ampara(n). Pero en el caso de que La Exploradora decida dar por terminado este contrato y cancelar sus obligaciones y derechos contenidos en este, esta no tendrá la obligación de hacer ninguno de los pagos aqui estipulados, que no estuviese vencido.

SEPTIMA.- OPCION. Por medio de la presente disposición, La Concesionaria promete transmitir o ceder y en este acto, otorga a favor de La Exploradora una Opción de Adquirir las Concesiones Mineras descritas en el documento marcado como Anexo 1, en su totalidad, con todos sus derechos y demás circunstancias que por razón de la Ley o de hecho les correspondan. La presente opción de adquirir las Concesiones Mineras tendrá una duración igual a la del presente Contrato (cinco años), tiempo durante el cual La Exploradora podrá ejercer la Opción aquí contenida.

Previamente al ejercicio de la opción aquí contenida, La Exploradora deberá notificar a la Concesionaria por lo menos con 30 ( treinta) días de anticipáción a la fecha señalada para surtir efectos, su intensión irrevocable de ejercer la opción y de adquirir las Concesiones Mineras, el nombre del notario público ante el cual deberá otorgarse el contrato respectivo y el día y la hora para celebrar dicha transacción.

Al momento de ejercitarse la opción de adquirir las Concesiones Mineras objeto del presente Contrato, La Exploradora deberá liquidar la cantidad de $300,000.00 (trescientos mil 00/100) dólares a La Concesionaria como contraprestación por la enajenación de las concesiones mineras. La Concesionaria podra elegir recibir en pago una cantidad equivalente de acciones con valor contable a US $500,000. ( Quinientos mil dolares americanos) en acciones emitadas por Mexoro propietaria de 100% de las acciones de Sunburst Mining de México S.A. de C.V. El valor asignado a las acciones sera el promedio de los ultimos 30 dias previos al dia en que se de el aviso de ejercer la opcion de compra contenida en este contrato.

OCTAVA.- Inversiones Minimas en Exploración . La exploradora se compromete a realizar un minimo de 2 (dos) millones de dólares en inversión en trabajos de exploración durante la vigencia de este contrato. Y a presentar al concesionario el programa de exploración que realizara cada año y a entregar, a este, el informe de los trabajos y gastos realizados en año anterior durante los tres primeros meses del vencimiento de cada periodo anual.

Al momento de ejercer la opcion de compra La Exploradora debera entregar a La Concesioaria el estudio de Reservas Minerales con que cuenta a esa fecha y el plan de trabajo e inversion para iniciar la producción dentro de los Fundos Mineros, objeto de este contrato. Este plan debera incluir el tiempo en que se tendra concluido el estudio de Factibilidad, el cual no prodra ser mayor a tres años después de ejercida la opcion de compra.

En caso de que La Exploradora requiera de un plazo mayor para concluir el estudio de reservas. Solicitara a La Concesionaria una prorroga al plazo antes mencionado, la cual, una vez analizadas y evaluadas las razones y causas que la justifiquen, podra acodar un nuevo plazo para la conclusión y entraga a la Concesionaria el Estudio de Factibilidad

NOVENA.- REGALIAS SOBRE LIQUIDACIONES NETAS. La Exploradora acuerda y se obliga en pagar cumplidamente a favor de la Concesonaria, una Regalía sobre el importe de las Liquidaciones Netas obtenidas por la venta de mineral extraído de cualquier porción de los Fundos Mineros, una vez que haya ejercido la opción de adquirir las Concesiones Mineras y por toda la vida de la explotación que realice en dichos Fundos Mineros. Por Liquidaciones Netas se entenderá el significado expresado en el documento que se acompaña como Anexo 2, mismo que forma parte integral del presente contrato.

El importe de las regalías se calculará mediante la aplicación de los porcentajes aquí estipulados al monto de cada Liquidación Neta por venta de mineral, usando como base el precio de la onza troy de oro en el mercado de metales de Londres. En caso de que el precio de la onza de oro sea igual o menor a US$600.( seiscientos dólares americanos) por onza de oro, la regalía será del 3% ( tres porciento) sobre las ventas netas de fundición (NSR) acordé a como esta definido en el anexo 2. Y en caso de que este precio sea mayor a US$600.( seiscientos dólares americanos) por onza de oro, la regalía sera de 4% ( cuatro porciento)sobre la ventas netas de fundición.

Las Concesiones Mineras, permanecerán en garantía hipotecaria a favor de La Concesionaria para asegurar el cumplimiento de pago debido y oportuno de las regalías sobre liquidaciones netas aquí establecido, garantía que permanecerá en vigor por todo el tiempo que dure la explotacion de las concesiones. Los demás pormenores de esta garantía se harán contener en el contrato que se otorgue ante notario público en el que se formalice el ejercicio de la opción de compra por La Exploradora.

En caso de mora en el cumplimiento puntual de uno o mas de los pagos descritos anteriormente motivará la generación de intereses a razón del 2 % de interés anual hasta que sea pagado el adeudo en su totalidad.

DECIMA.- PENA CONVENCIONAL.- En caso de que al segundo aniversario siguiente a la fecha de firma del contrato de adquisición de las Concesiones Mineras la Exploradora no haya iniciado la Produccion Comercial (como se define en el Anexo 2) de productos minerales de cualquier porción de los Fundos Mineros, o una vez iniciada la producción sea interrumpida por causas meramente imputanbles a La Exploradora , ésta deberá pagar anualmente a La Concesionaria la cantidad de $100,000.00 (cien mil 00/100) dólares por concepto de pena convencional, por cada período de doce meses en que dicho retrazo o interrupción subsista. A partir del tercer año, de haber ejercido ala opcion de compra contenida en este contrato y que no se haya iniciado con la producción comercial, la pena convencional sera de US$200,000. ( doscientos mil dólares americanos) Cuando el retrazo o interrupción se deba a circunstancias de caso fortuito o de fuerza mayor o cuando el precio del metal sea inferior a $ 300 ( trecientos dólares), no se aplicará dicha pena convencional durante un periodo maximo de 12 meses durante los cuales el precio del oro por onza troy, estuviera abajo del precio mencionado.

DECIMA PRIMERA.- TRANSMISION DE DERECHOS. Para la transmisión de la totalidad o de parte de los derechos derivados del presente Contrato, de las Concesiones Mineras, de la Opción otorgada y de las Regalías convenidas, se requerirá del consentimiento escrito de la otra parte, el cual no será negado sin razón fundada. La parte interesada deberá notificar a la otra parte su voluntad de transmitir sus derechos, el nombre del adquirente o sustituto propuesto, las condiciones y particularidades de dicha operación, así como la forma en que se garantizará el cumplimiento de las obligaciones reciprocas a cargo de La Exploradora y de la Concesionaria. Recibida la notificación se tendrá un plazo de 30 días para revisar la operación, sus documentos y las consideraciones personales del adquirente, así como para formular objeciones y comentarios. Cualquier objeción formulada dentro del plazo señalado suspenderá la transmisión de derechos en tanto se logra obtener los acuerdos y garantías de cumplimiento necesarias conforme al presente contrato.

DECIMA SEGUNDA.- CASO FORTUITO O FUERZA MAYOR.- En caso de que la Exploradora en cualquier tiempo durante el período de la opción o con posterioridad al mismo sea impedida o retrazada en el cumplimiento con cualquiera de las obligaciones contenidas en el presente contrato por razones de huelgas, escasez de combustible, incendios, guerras, desastres naturales, reglamentación gubernamental que restrinja las operaciones normales, el término para el cumplimiento de la obligación respectiva por parte de la Exploradora deberá ser prorrogado por el período de tiempo igual al período de tiempo de dicho impedimento.

La Exploradora deberá, dentro de un término de treinta (30) días, notificar a la Concesionaria de cada evento de caso fortuito o fuerza mayor contemplado en ésta cláusula y una vez que dicho evento cese deberá de notificarlo asimismo en ese sentido, adjuntando las particularidades del número de días por los cuales el cumplimiento de las obligaciones de la Exploradora han sido aplazadas como resultado de dicho evento.

DECIMA TERCERA. INCUMPLIMIENTO Y TERMINACION.- Si en cualquier momento durante la vigencia del presente contrato, o en el contrato definitivo de Cesion, una de las partes (en lo sucesivo, la “Parte Infractora”) incumple cualquiera de sus obligaciones pactadas en el presente contrato o se encuentra en falsedad de alguna de sus manifestaciones o contratos declarados en el mismo, la otra parte tendrá el derecho de dar por terminado el presente contrato en forma unilateral y sin necesidad de resolución o interpelación judicial, siempre y cuando se dé cumplimiento a lo siguiente:

(a)
Dicha parte ha entregado, por escrito, previamente a la Parte Incumplida una notificación de incumplimiento describiendo las particularidades de la(s) obligación(es) incumplida(s) o la(s) manifestación(es) o Contrato(s) falso(s), y

(b)
La Parte Incumplida no ha remediado o iniciado la remediación dicho incumplimiento dentro de un término de treinta (30) días posteriores a dicha notificación o no ha comenzado los trámites para remediar dicho incumplimiento mediante pago oportuno o incumplimiento de la(s) obligación(es) incumplida(s).

DECIMA CUARTA. NOTIFICACIONES.- Todos los avisos o notificaciones que deban darse entre las partes como resultado de la aplicación, cumplimiento o ejecución del presente contrato deberán darse por escrito y deberán ser dirigidos a las partes al domicilio que corresponda a su último domicilio manifestado para efectos de este contrato, el cual hasta que no exista comunicación por escrito en contrario deberá entenderse que es el siguiente:

a)	La Concesionaria:
Minera Emilio, S.A. de C.V.
Atención.- José Emilio Touché Creel
Trasviña y Retes No.3700
Colonia San Felipe, Chihuahua
Tel.- 614 414 2207
Fax.- 614 414 1055

b)	La Exploradora:
Sunburst Mining de México, S.A. de C.V.
Atención.- Tracy Allin Moore o Robert Knight
Division del Norte # 305
Col San Felipe
Chihuahua Chih
Tel 614 414 7191
Fax 614 414 7251

Las partes podrán cambiar sus domicilios mediante notificación a la otra parte con diez (10) días de anticipación.

Todas las notificaciones deberán ser hechas: (i) personalmente, o (ii) mediante medios electrónicos, con confirmación subsiguiente por correo certificado o registrado solicitando la confirmación de recepción correspondiente, o (iii) mediante correo certificado o registrado solicitando la confirmación de recepción correspondiente o mediante servicio de paquetería comercial.

Toda notificación será válida y se considerará que ha sido recibida (i) si fue hecha personalmente, en la fecha en la que fue hecha si es que fue hecha durante horario normal de trabajo, y si no fue hecha en horario normal de trabajo, en el día hábil siguiente a la fecha de la notificación, (ii) si hecha mediante medios electrónicos, en el día hábil siguiente al recibo de la confirmación enviada por correo certificado o registrado, y (iii) si solamente fue hecha mediante correo o paquetería comercial, en el día hábil siguiente a su recepción.

DECIMA QUINTA. DERECHO APLICABLE Y JURISDICCION.- Para efectos de la interpretación, cumplimiento y ejecución del presente Contrato, se aplicarán las disposiciones de la Ley Minera y su Reglamento, el Código de Comercio y el Código Civil del Estado de Chihuahua.

En caso de controversia en la interpretación de las cláusulas y obligaciones plasmadas en este contrato, las partes de común acuerdo nombraran un árbitro que para establecer o dirimir cualquier diferencia que hubiera entre ellos. Y sujetarse al procedimiento de Arbitraje Comercial establecido por el Colegio de Corredores Publicos de Estado de Chihuahua.

Para todo lo no previsto en el reglamento de procedimientos arbitrales del colegio de corredores publicos se aplicara supletoriamente las disposiciones del titulo septimo, capitulo vi, del juicio arbitral, previsto en el codigo de procedimientos civiles del Estado de Chihuahua.

DECIMA SEXTA. DISPOSICIONES GENERALES.-

(a)
Las partes deberán actuar la buena fe y cooperación mutua en todos los asuntos relacionados con el presente contrato, en el entendido de que dicha relación no deberá imponer a ninguna de ellas ninguna obligación o responsabilidad distinta a las pactadas en el presente Contrato.

(b)
La declaración de invalidez o nulidad de una o mas disposiciones del presente Contrato no motivarán la invalidéz de la totalidad del Contrato salvo que constituya un impedimento importante para el cumplimiento del objetivo del mismo.

(c)	El presente Contrato no deberá constituir o crear una asociación entre las partes o crear ninguna obligación mancomunada o individual y mancomunada entre ellas.

(d)
Ninguna de las partes deberá tener autoridad para actuar, o asumir ninguna obligación o responsabilidad, en nombre de la otra parte, con excepción de lo expresamente estipulado en el presente Contrato.

(e)
El presente contrato contiene el acuerdo total de las partes respecto a su objeto, por lo que el mismo cancela y deja sin efecto cualquier otro acuerdo, Contrato o carta de intención, ya sea verbal o escrito, que hayan celebrado las partes con respecto a dicho objeto.

(f)	El presente contrato no podrá ser modificado, al menos que dichas modificaciones sean hechas mediante escrito firmado por las partes.

(g)
Las partes deberán realizar o promover la realización oportunamente de todo acto o la firma de todo documento que razonablemente sea requerido o recomendable conforme a derecho para ejecutar la voluntad de las partes contenida en el presente contrato.

(h)	El presente contrato beneficia y obliga a las partes, así como a sus respectivos causahabientes y cesionarios.

(i)
El presente contrato y los derechos y obligaciones pactados por las partes en el mismo están estrictamente limitados a las Concesiones Mineras y los Fundos Mineros. Cada una de las partes tendrá el derecho libre e ilimitado para contratar, desarrollar o beneficiarse de otros negocios de cualquier naturaleza, ya sea en competencia o no con las actividades de la otra parte, o a invitarla a participar o permitirle dicha participación, incluyendo, sin limitar, negocios relacionados con derechos mineros o derechos reales contiguos al área de interés o que hayan previamente formado parte del área superficial de las Concesiones Mineras.

(j)
Con excepción a lo previsto expresamente en el presente contrato, el Concesionario deberá mantener confidencial toda información relacionada con el presente contrato y las Concesiones Mineras y no deberá usar dicha información para actividades distintas a las contempladas en el presente contrato o diseminarla públicamente, al menos que se le requiera por mandamiento de ley.

(k)
La Concesionaria se reserva el derecho de acceso a los Fundos Mineros para verificar fisicamente los avances y trabajos de La Exploradora, en el entendido de que lo hará durante horas hábiles y previo aviso al personal encargado de La Exploradora y sin interrumpir u obstaculizar las labores ordinarias de la misma.

DECIMA SEPTIMA. La exploradora tendrá el derecho de explotar hasta un máximo de treinta toneladas diarias durante la vigencia del presente contrato de opción. Este derecho de explotación fenecerá al momento en que la Exploradora ejerza la opción de compra de los derechos derivados de las concesiones mineras. El concesionario será responsable de la seguridad de los trabajadores que emplee para realizar esta operación y se compromete de mantener libre, a la Exploradora, de cualquier demanda que la realización de los trabajos de explotación pudiera generar. Así mismo, La Concesionaria se compromete a hacer estos trabajos de explotación de acuerdo a los lineamientos de la Ley Minera.

DECIMA OCTAVA. RESPONSABILIDAD LEGAL Y LABORAL.- La Exploradora será la única responsable por cualquier lesión, daño o muerte que pudiere sufrir el personal desempeñando las labores de exploración sean trabajadores suyos o de contratistas, agentes, prestadores de servicios independientes o jornaleros, por lo tanto, se obliga a tomar todas las medidas de seguridad necesarias que señalan los regalmentos y aquellas convenientes.

Ambas partes reconocen y acuerdan que entre el personal que labore o desempeñe alguna función dentro de los Fundos Mineros o como visitante de los mismos no existirá relación laboral o de ninguna otra naturaleza con La Concesionaria, sus funcionarios y representantes.

La Exploradora se obliga a mantener y sacar libre y a salvo a La Concesionaria, sus funcionarios y representantes por cualquier reclamación, demanda o sanción legal, sea de la naturaleza que fuere, obligandose por lo tanto a contratar abogados bajo su cargo y cuenta y a realizar todas las gestiones convenientes o necesarias para que dichos cargos sean retirados o finiquitados a la mayor brevedad posible. Cualquier erogación que La Concesionaria realice por dichas reclamaciones deberá ser reembolsada en un plazo de 30 días a la fecha de su requerimiento.

DECIMA NOVENA. Una vez que la Dirección de Minas emita un titulo nuevo de concesión minera sobre el lote amparado con el titulo 191810, o valide el titulo actual, esta concesión será parte de este contrato sin ninguna compensación adicional de las ya expresadas en este.

VIGESIMA. IDIOMA CONTRACTUAL.- Las partes firman el presente contrato en los idiomas Español e Inglés; en caso de discrepancia entre las dos versiones, las versión en Español prevalecerá. Las partes reconocen haber obtenido el suficiente asesoramiento legal independiente y el haber leído y entendido (a través de sus respectivos intérpretes y asesores legales) los efectos legales y validez del presente contrato en las versiones Español e Inglés. La versión en Inglés se anexa para referencia como Anexo 3, el cual forma parte integra del mismo para todos los afectos legales que haya lugar.

EN CONSTANCIA DE LO ANTERIOR, las partes firman el presente contrato en la Cd. de Chihuahua, Chih. México a los 21 días de junio del 2006.

LA “CONCESIONARIA”

MINERA EMILIO, S.A. DE C.V.

/s/Jose Emilio Touche Creel
JOSE EMILIO TOUCHE CREEL
REPRESENTANTE LEGAL

LA “EXPLORADORA”
SUNBURST MINING DE MEXICO, S.A. DE C.V.

/s/Robert Knight    /s/Mario Ayub Touche
ROBERT KNIGHT     MARIO AYUB TOUCHE
REPRESENTANTES LEGALES

TESTIGO      TESTIGO

/s/Yolanda Creel Lujan    /s/Mariza Alarcon Barragan
YOLANDA CREEL LUJAN         MARIZA ALARCON BARRAGAN

Date:  October 26, 2006

ANEXO A
LAS CONCESIONES MINERAS

1. Descripción Legal:

1.1.	Lote: Carmela
1.2.	Título No.: 176856
1.3.	Titular(es): Minera Emilio, S.A. de C. V. (100%)
1.4.	Registro del Titulo: Libro de Concesiones Mineras, Acta Número 96, foja 25, Volumen 240.
1.5.	Ubicación: Moris, Chihuahua
1.6.	Fecha de Registro: 17/12/1985 al 16/12/2010.

1. Descripción Legal:

1.1.	Lote: Maria Luisa
1.2.	Título No.: 170673
1.3.	Titular(es): Minera Emilio, S.A. de C. V.
1.4.	Registro del Titulo: Libro de Concesiones Mineras, Acta Número 53, foja 14, Volumen 227.
1.5.	Ubicación: Moris, Chihuahua.
1.6.	Fecha de Registro: 11/06/1982 al 10/06/2007.

1. Descripción Legal:

1.1.	Lote: Esperanza Segunda
1.2.	Título No.: 171000
1.3.	Titular(es): Minera Emilio, S.A. de C. V.
1.4.	Registro del Titulo: Libro de Concesiones Mineras, Acta Número 220, foja 56, Volumen 227.
1.5.	Ubicación: Moris, Chihuahua.
1.6.	Fecha de Registro: 05/08/1982 al 04/08/2032.
_________________________________________________________________
1. Descripción Legal:

1.1.	Lote: Verónica Segunda
1.2.	Título No.: 171083
1.3.	Titular(es): Minera Emilio, S.A. de C. V.
1.4.	Registro del Titulo: Libro de Concesiones Mineras, Acta Número 243, foja 62, Volumen 228.
1.5.	Ubicación: Moris, Chihuahua.
1.6.	Fecha de Registro: 09/08/1982 al 08/08/2007.

1. Descripción Legal:

1.1.	Lote: La Chonca
1.2.	Título No.: 218432
1.3.	Titular(es): Minera Emilio, S.A. de C. V.
1.4.	Registro del Titulo: Libro de Concesiones Mineras, Acta Número 332, foja 166, Volumen 332.
1.5.	Ubicación: Moris, Chihuahua.
1.6.	Fecha de Registro: 05/11/2002 al 04/11/2052.

1. Descripción Legal:

1.1.	Lote: Silvia
1.2.	Título No.: 217673
1.3.	Titular(es): Minera Emilio, S.A. de C. V.
1.4.	Registro del Titulo: Libro de Concesiones Mineras, Acta Número 293, foja 147, Volumen 330.
1.5.	Ubicación: Moris, Chihuahua.
1.6.	Fecha de Registro: 06/08/2002 al 05/08/2052.

1. Descripción Legal:

1.1.	Lote: La Cumbre
1.2.	Título No.: 216091
1.3.	Titular(es): Minera Emilio, S.A. de C. V.
1.4.	Registro del Titulo: Libro de Concesiones Mineras, Acta Número 151, foja 76, Volumen 326.
1.5.	Ubicación: Moris, Chihuahua.
1.6.	Fecha de Registro: 09/04/2002 al 08/04/2052.
__________________________________________________________________

1. Descripción Legal:

1.1.	Lote: La Cumbre II Fracc. A.
1.2.	Título No.: 220350
1.3.	Titular(es): Minera Emilio, S.A. de C.V.
1.4.	Registro del Titulo: Libro de Concesiones Mineras, Acta Número 90, foja 45, Volumen 338.
1.5.	Ubicación: Moris, Chihuahua.
1.6.	Término de Vigencia: 18/07/2003 al 17/07/2053

1. Descripción Legal:

1.1.	Lote: La Cumbre II
1.2.	Título No.: 220349
1.3.	Titular(es): Minera Emilio, S.A. de C. V.
1.4.	Registro del Titulo: Libro de Concesiones Mineras, Acta Número 89, foja 45, Volumen 338.
1.5.	Ubicación: Moris, Chihuahua.
1.6.	Término de Vigencia: 18/07/2003 al 17/07/2053.

1. Descripción Legal:

1.1.	Lote: Segunda de Santa Teresa
1.2.	Título No.: 219233
1.3.	Titular(es): Minera Emilio, S. A. de C. V.
1.4.	Registro del Titulo: Libro de Concesiones Mineras, Acta Número 53, foja 27, Volumen 53.
1.5.	Ubicación: Moris, Chihuahua.
1.6.	Término de Vigencia: 20/02/2003 al 19/02/2053

1. Descripción Legal:

1.1.	Lote: Fortunato 2
1.2.	Título No.: 214274
1.3.	Titular(es): Minera Emilio, S.A. de C. V.
1.4.	Registro del Titulo: Libro de Concesiones Mineras, Acta Número 134, foja 87 Volumen 321.
1.5.	Ubicación: Moris, Chihuahua.
1.6.	Término de Vigencia: 06/09/2001 al 05/09/2051

1. Descripción Legal:

1.1.	Lote: Santo Niño 3
1.2.	Título No.: 220150
1.3.	Titular(es): Minera Emilio, S.A. de C. V.
1.4.	Registro del Titulo: Libro de Concesiones Mineras, Acta Número 250, foja 125, Volumen 337.
1.5.	Ubicación: Moris, Chihuahua.
1.6.	Término de Vigencia: 17/06/2003 al 16/06/2053

ANEXO B

REGALIAS SOBRE LIQUIDACIONES NETAS DE FUNDICION

ARTICULO
DEFINICIONES

Todos los términos en mayúsculas que se utilicen pero que no sean definidos en el presente Anexo deberán tener el significado asignado a dichos términos en el presente Contrato. Los términos siguientes los cuales son utilizados en el presente instrumento deberán tener los siguientes significados (en caso que cualquier término o definición en este Anexo estuviera en conflicto con algún término o definición señalado en el Contrato, el término o definición en el presente Anexo deberá prevalecer o gobernar):

1.1	“Afiliado” significa toda Persona que directa o indirectamente Controla, es Controlada o se encuentra bajo el Control común de una de las partes del presente Contrato.

1.2	“Contrato” significa el presente Contrato de Opción de Compras celebrado con respecto a la Propiedad por el Otorgante y el Propietario de la Regalía al cual el presente Anexo se adjunta y forma parte.

1.3	“Deducciones Permitidas” significa los siguientes gastos que serán deducidos de los Ingresos:

a)	gastos de fundición para minerales concentrados y de refinación para barras “doré”.
b)	impuestos ad-valorem e impuesto basados en las ventas de producción, en caso de que fueran aplicables, pero no el Impuesto sobre la renta (ISR):

1.4	“Area de Interés” significa el área superficial amparadas por las Concesiones Mineras.

1.5
“Compañía” significa Sunburts Mining de México, S.A. de C.V., sociedad debidamente constituida conforme a las leyes de los Estados Unidos Mexicanos, la cual es la Otorgante en el presente Contrato, así como sus sucesores y causahabientes.

1.6
“Producción Comercial” significa la extracción superficial o subterraneos de productos minerales con fines comerciales y de lucro por un período ininterrumpido de 30 días, quedando excluídas dentro de este concepto la extracción de material con fines de estudio de laboratorio o las actividades de prueba de la planta de molienda y beneficio.

1.7
“Control” utilizado como verbo, cuando se usa con respecto a un ente, la habilidad de dirigir, directa o indirectamente a través de uno o más intermediarios, o de causar la dirección de la administración y políticas de dicho ente mediante (a) a la propiedad o el beneficio de títulos de crédito con derechos de voto o membresía; (b) el derecho de nombrar administradores, consejeros o administración corporativa; (c) contratos; (d) Contratos de operación; (e) fideicomisos con derechos de voto; o de alguna otra forma; y cuando el término se usa con respecto a una persona física, significa la habilitad legal o real para controlar las acciones de otra persona a través de relaciones de parentesco, gestoría, contrato o de cualquier otra forma; y cuando el término “Control” es usado como sustantivo, significa el interés que otorga a su poseedor la habilidad de ejercer cualquiera de los poderes señalados anteriormente.

1.8	“Ingreso Contable” significa lo siguiente:

1.8.1 En los casos en los que el Otorgante o sus Afiliados produzcan como Producto final o hayan producido como Producto final mediante un contrato de operación, fundición o refinación, o mediante cualquier otra transacción que resulte un crédito o reembolso a la cuenta del Otorgante o sus Afiliados: (a) un material de cobre que reúna ya sea los requerimientos aceptables de entrega establecidos por el London Metal Exchange (“LME”) para el caso del Cobre Cátodo o para Cobre de Alta Ley que reúna los requerimientos de entrega de la división de COMEX del New Cork Mercantile Exchange (“COMEX”); y/o (b) bulion fino de otro de 0.995 o mejor (“Bulion de Oro”); y/o (c) bulion de plata de 0.9995 o mejor )”Bulion de Plata”), en cada caso concentrados de mineral u otro material que haya sido minado y removido de la Propiedad; entonces, sin importar lo pactado en contrato en este Anexo, el término “Ingreso Contable” por dicho(s) metal(es) deberá ser entendido que significa el número neto de libras avoirdupois de cobre y/o onzas troy de Bulion de Oro y/o Bulion de Plata, según sea el caso, acreditado o reembolsado a la cuenta del Otorgante o sus Afiliados en un trimestre de calendario, multiplicado por: (i) para el metal de cobre, el promedio del Precio de Compra del LME para el caso de Cobre Cátodo de Ley “A” y en caso de *Cobre de Alta Ley de COMEX el promedio del precio más cercano de spot en COMEX, en ambos durante el trimestre de calendario durante el cual dicho cobre es acreditado o reembolsado; (ii) para el Bullion de Oro, el promedio del Precio Fijo del London Bullion Market Association P.M. para el trimestre de calendario en el cual dicho metal es acreditado o reembolsado; o (iii) para el Bulion de Plata, el promedio del Precio Fijo del London Bullion Market Association para el trimestre de calendario en el cual dicho metal es acreditado o reembolsado.

1.8.2
El precio promedio para el trimestre de calendario respectivo deberá ser determinado dividiendo la suma de todos los precios diarios publicados durante el trimestre respectivo por la suma del número total de días en lo que dichos precios fueron publicados. El precio publicado deberá ser obtenido, en el caso del Cobre Cátodo de Ley A del LME o el Cobre Grado COMEX, de la publicación Platt´s metals Prince Alert Week Monthly Averages por el período aplicables o en Metals Bulletin, pero siendo corregidos por las publicaciones oficiales del COMEX o el London Metal Exchange en los casos en que existieren errores de imprenta; y en el caso de todos los otros precios, en las publicaciones The Wall Strreet Journal, Reuters, u otras fuentes fidedignas seleccionadas por el Otorgante. Si el precio de compra del LME para Cobre Cátodo Ley A, o el precio de spot COMEX más cercano para el Cobre de Alta Ley o el Precio Fijo del Bulion de Oro del London Bullion Brokers P.M. o el Precio Fijo del Bulion de Plata del London Bullion Brokers P.M., según sea el caso, dejara de publicarse, las partes deberán acordar un método alternativo para determinar el precio promedio diario de spot para el cobre refinado, el Bulion de Oro o el Bulion de Plata, según sea el caso, y si no llegaran a un acuerdo, será usado el promedio diario del precio de compra del LME aplicable durante dicho período, según sea el caso, que sea determinado razonablemente por el Otorgante. Para cualquier otro metal, o mineral no mencionado, el precio promedio se determinara de la siguiente forma:________________________________(No esta incluido en clausula siguiente?)

1.8.3
En los casos en los que un Producto intermedio que no se haya descrito anteriormente como Producto final sea distribuido a un Afiliado del Otorgante y dicho Producto intermedio es convertido por dicho Afiliado a un Producto que reúna los estándares descritos en esta definición, entonces para efectos de calcular el Ingreso Contable, dicho Producto será considerado como producido, y el Ingreso Contable como recibido, por el Otorgante.

1.9
“GAAP” significa los principios contables generalmente aceptados que se describen en las opiniones y pronunciamientos del Consejo de Principios Contables del Instituto Americano de Contadores Públicos Certificados y en los pronunciamientos del Consejo de Estándares sobre Contabilidad Financiera, de tiempo en tiempo, aplicados en forma consistente.

1.10	“Otorgante” significa la Compañía y sus sucesores y causahabientes.

1.11	Mina significa toda excavación en la tierra o en jales, ya sea que sea trabajada o no, hecha con el propósito de extraer o explotar Productos, y deberá incluir:

a)
todo tiro, mina de superficie, túnel o abertura, subterránea o de cualquier otra naturaleza, de la cual o a través de la cual los Productos son o podrán ser removidos o extraídos por cualquier método, en cantidades mayores a las requeridas para efectos de avaluación;

b)
el área de minado y todo edificio, estructura, desechos de mina, maquinaria, equipo, herramientas, caminos de acceso, pistas de aterrizaje, cables de electricidad, instalaciones de generación de energía, instalaciones de secado y evaporación, ductos, vías férreas y otras instalaciones para el minado, transportación, almacenamiento y depósito de Productos, desechos y otros materiales; y

c)	otras instalaciones u objetos requeridos o pretendidos para el uso o con el propósito o en conexión con dicha extracción o explotación.

1.12	“Ingreso Neto” significa el Ingreso menos las Deducciones Permitidas con relación a dicho Ingreso, en cada caso por el trimestre de calendario aplicable.

1.13	“Regalía sobre Liquidaciones Netas” significa la regalía otorgada mediante el presente Anexo B.

1.14
“Persona” significa todo individuo, corporación, fideicomiso, asociación ilimitada, sociedad anónima, participación conjunta, organización no constituida, firma, estado, autoridad de gobierno o cualquier agencia o subdivisión política de las anteriores, o cualquier otro ente.

1.15
“Ingreso por Producto Físico” significa todo ingreso recibido por Productos distintos a los descritos en la definición de “Ingresos Contables”. La cantidad de dichos ingresos serpa determinada de la siguientes manera:

1.15.1
Si los productos minados o extraídos de la propiedad son vendidos a una fundidora, refinería o a otro comprador (distintos al Otorgante o Afiliados del Otorgante) en forma de Producto crudo o intermedio que no reúne los requerimientos establecidos en la subsección 1.8.1 de la definición de “Ingreso Contable” para metales a los que se refiere dicho apartado (por ejemplo) la venta de concentrados de cobre) o son distribuidos a un Afiliado pero no son convertidos por dicho Afiliado en Producto final que reúne los requerimientos de la definición de “Ingreso Contables” de los metales previstos anteriormente, entonces la cantidad del Ingreso por Producto Físico con respecto a dicho producto crudo o intermedio deberá ser igual a la cantidad de ingreso neto recibido realmente por el Otorgante por la venta física de los Productos a la fundidora, refinería y otro comprador de los metales pagables contenidos en dichos Productos, incluyendo los bonos, premios y subsidios, y una vez deducidas las Deducciones Permitidas, ya sea que hayan sido deducidas por el comprador o pagadas o incurridas por el Otorgante. En los casos en los que dichos Productos son distribuidos en especie a un Afiliado del Otorgante y posteriormente vendidos sin procesamiento adicional por dicho Afiliado o en su representación, dicha venta deberá ser considerada como una venta realizada por el Otorgante para efectos de cómputo de los cálculos en esta subsección 1.15.1 y se considerará que el Otorgante ha recibido el Ingreso respectivo.

1.15.2
Si Productos minados y extraídos de la propiedad y distribuidos a un afiliado mediante una transacción que se este prevista ni en la subsección 1.15.1 ó en la definición e ingreso contable, entonces en dicho caso el ingreso que se atríbuirá a dichos productos deberá ser el precio del valor justo de mercado que de otra forma se hubiera recibido de un tercero en una operación no relacionada por la venta de dichos productos, neto de todas las deducciones permitidas incurridas.

1.16
“Productos” significa todo mineral concentrado, precipitado, cátodo, soluciones de lixiviación, doré, ó cualquier otro producto metálico primario, intermedio ó final extraído, minado ó removido de la propiedad para su venta comercial. Productos no deberá incluir ningún material minado y extraído de la propiedad para uso del otorgante en la construcción de caminos, cimientos, construcciones de concreto u otros usos industriales relacionados con la propiedad ó el material que sea procesado pero que no se haya originado en la propiedad.

1.17	“Propiedad” para efectos del presente anexo significa (i) las concesiones mineras con sus modificaciones, cambios ó mejoras que se les haga de tiempo en tiempo por el otorgante.

1.18	”Ingreso” significa la suma del ingreso por producto físico y el ingreso por cambio correspondiente al trimestre de calendario respectivo,

1.19	“Cuenta de Regalías” significa la cuenta contable establecida por el otorgante ó en su representación para el registro de:
a)	Todas las deducciones permitidas, como débito, calculadas al valor en efectivo al momento en que el gasto fue incurrido, y
b)	Todo el ingreso, cómo crédito, para efectos del cómputo de la regalía sobre liquidaciones netas pagadera en cada caso por el trimestre de calendario aplicable.

1.20 “Propietario de la Regalía” significa, la concesionaria.

1.21 “Porcentaje de la Regalía” significa el porcentaje del tres por ciento (3.0%), asi como la tabla escalatoria establecida en la Clausula NOVENA de el presente instrumento.

1.22 “Actividades de Intercambio” significa cualquiera y todas las actividades de protección contra variación de precios realizada por el otorgante o sus afiliados con respecto a cualquiera de los productos, insumos, tasas de interés ó cambio de moneda, incluyendo sin limitar, toda venta a futuro y-o contratos de compraventa, contratos de precios, spot diferidos, contratos de opción, compras especulativas y ventas de contratos a futuro, futuros y-o opciones, todos ya sean celebrados dentro ó fuera de los mercados de valores. Dicha actividad de intercambio, y las ganancias y pérdidas generadas por los mismos, deberán ser considerados en el cálculo de las regalías a pagarse al propietario de la regalía, en conexión con la determinación de precio, la fecha de la compra-venta ó la fecha en que cualquier pago de regalía es exigible.

1.23 “Transmisión” significa toda venta, otorgamiento, cesión, transferencia, afectación, garantía, hipoteca, abandono y toda otra transmisión.

1.24 “Explotacion Comercial” Significa la explotacion de las concesiones a un nivel superior al 70% de la capacidad potencial determinada en el Estudio de Factibilidad, el cual formara parte integrante del contrato definitivo.

1.25 “Plan maestro de explotacion”( Definirlo en los terminos del plan maestro de exploracion, en funcion al estudio de factibilidad, y mencionar la obligacion de que forme parte del contrato definitivo)

ARTICULO II

COMPUTO Y PAGO DE LA REGALIA SOBRE LOS INGRESOS NETOS

2.1 Cómputo. Para efectos del cómputo de la regalía sobre las liquidaciones netas, el otorgante deberá multiplicar el ingreso neto (registrado como balance positivo en la cuenta de regalías) por el porcentaje de la regalía, en cada caso por el trimestre de calendario inmediatamente anterior.

2.2 Pagos.

2.2.1 La obligación del otorgante del pago de la regalía sobre las liquidaciones netas iniciará a partir de la fecha en la que el otorgante notifique al propietario de la regalía el inicio de la producción comercial (según se define en el contrato).

2.2.2. Una vez que el otorgante determine que el pago por regalía sobre liquidaciones netas es exigible y acreditable conforme al presente anexo, el otorgante deberá pagar al propietario de la regalía una cantidad igual a la regalía sobre las liquidaciones netas computados conforme a la sección 2.1 dentro de los (45) cuarenta y cinco días siguientes a la conclusión del trimestre de calendario para el cuál el cómputo fue hecho, y deberá entregar con dicho pago una copia de los cálculos utilizados en relación con dicho pago. Todo pago en exceso ó insuficiente deberá ser corregido por el trimestre de calendario subsiguiente a la determinación de dicho ajuste.

ARTICULO III

CONTABILIDAD

3.1 Principio Contable. Sujeto a lo previsto en legislación fiscal mexicana en vigor, todos los ingresos y deducciones permitidas deberán ser registrados en la cuenta de regalía y determinados en concordancia con GAAP, según sean aplicados por el otorgante. Los ingresos y las deducciones permitidas deberán ser determinadas por el método contable de incremento.

ARITICULO IV

AUDITORIAS

4.1 Auditorías. El propietario de la regalía, mediante notificación previa por escrito, tendrá el derecho de nombrar a una firma independiente de Contadores Publicos para auditar los registros relacionados con el cómputo de la regalía sobre las liquidaciones netas, dentro de los tres meses siguientes al recibo de uno de los pagos señalados en la sección 2.1 anterior. Todo cómputo que no sea auditado conforme a lo anterior será considerado como final y no estará sujeto en lo subsiguiente a la auditoría ú objeción.

4.2 Disputas. Se considerará que el propietario de la regalía ha renunciado al derecho que pudiera tener para objetar un pago hecho por cualquier trimestre de calendario, al menos que notifique por escrito dicha objeción dentro de los tres meses siguientes del recibo del pago final correspondiente a dicho trimestre de calendario.

ARTICULO V

GENERAL

5.1 Registros. El otorgante deberá conservar registros fidedignos respecto a tonelaje, volumen de productos, análisis de productos, peso, humedad, ensayes sobre metales pagables contenidos y otros registros, según sea apropiado, con respecto al cómputo de la regalía sobre liquidaciones netas establecidas en el presente contrato.

5.2 Operaciones. El otorgante y sus afiliados tendrán derecho a (i) tomar todas las decisiones operativas con respecto al método y magnitud del minado y procesamiento de los productos minados ó derivados de la propiedad (por ejemplo, sin limitación, la decisión de procesar mediante lixiviación el lugar de por trituración convencional), (ii) tomar las decisiones relacionadas con la venta de los productos, y (iii) tomar las decisiones concernientes. todas las decisiones concernientes a la clausura temporal o a largo plazo de las operaciones,deberan ser debidamente fundamentadas y justificadas, y seran informadas y acordadas previamente con el propietario de la regalia, para en su caso acordar el importe a pagar como clausula penal, o la cancelacion del contrato

5.3 Derecho a Inspeccionar. El propietario de la regalía ó su representante autorizado, podrá mediante notificación previa al otorgante, entrar a la superficie ó porciones de superficie de la propiedad con el propósito de inspeccionar la propiedad, ó sus mejoras y operaciones, y podrá inspeccionar y copiar todos los registros e información concerniente al cómputo de su interés, incluyendo sin limitar, todos los registros e información que sean mantenido electrónicamente. El Propietario de la Regalía ó su representante autorizado entrará a la propiedad a su propio riesgo y no podrán irrazonablemente trastornar las operaciones realizadas en la propiedad ó con relación a ésta. El propietario de la regalía indemnizara y liberará de responsabilidad al otorgante y afiliados (incluyendo, sin limitación, compañía matrices directas e indirectas), asi como a sus respectivos consejeros, funcionarios, accionistas, trabajadores, gestores y abogados de toda responsabilidad legal que pudiera ser imputada, declarada ó incurrida por cualquiera de ellos como resultado de alguna lesión causada al propietario de la regalía ó a sus gestores ó representantes por el ejercicio de los derechos otorgados en la presente cláusula del propietario de la regalía.

5.5 Notificaciones. Toda notificación, pago y cualquier otra comunicación (en lo sucesivo las notificaciones) permitidas ó requeridas en el presente contrato deberán ser hechas por escrito y dirigidas a los domicilios del otorgante y del propietario de la regalía en la forma y en los términos descritos en el contrato de opción de compra, al cuál se adjunta al present anexo.

5.6 Confidencialidad.

5.6.1 Con excepción a lo previsto en la sección 5.6.2 ninguna información ó data entregada al propietario de la regalía conforme a los términos del presente anexo será diseminada por el propietario de la regalía a ningún tercero ó al público en general, sin el consentimiento previo del otorgante, el cuál no deberá ser negado sin razón.

5.6.2 El consentimiento requerido conforme a la sección 5.6.1 no aplicará a la diseminación.

5.6.2.1 A un afiliado por representante que posee de buena fé la necesidad de ser informado ( pero sujeto a las obligaciones de confidencialidad contenidas en esta sección).

5.6.2.2 A una dependencia de Gobierno ó al público, cuando el afiliado que realiza la diseminación cree de buena fé que la misma es requerida por mandato de ley aplicable ó por los reglamentos de un mercado de valores.

5.6.2.3 Realizada en relación a un litigio ó arbitraje relacionado con una de las partes, cuando dicha diseminación es requerida por el Tribunal correspondiente, ó es por el consejo del abogado de dicha parte, necesaria para la consecución del juicio, pero sujeto a la notificación previa a la otra parte para permitir a dicha otra parte el perseguir acciones preliminares protectoras.

5.6.3 Previo a cualquier diseminación descrita en las subsecciones 5.6.2.1, 5.6.2.2 ó 5.6.2.3 anteriores, dicha tercera parte deberá primeramente acordar el proteger la información confidencial de diseminación adicional en el mismo grado al que la parte está obligada bajo la sección 5.6.

Independientemente de todo lo contenido en el presente contrato en contrario, ninguna de las partes deberá diseminar conforme al presente contrato ninguna información geológica, de Ingeniería ó de otra naturaleza a ninguna tercera persona sin comunicar asimismo la existencia y la naturaleza de todo protección legal que acompaña a dicha información y los requerimientos de la ley aplicable ó reglamento ó reglas de algún mercado de valores aplicable, respecto a la diseminación pública, según sea el caso.

5.7 Mixtura. El otorgante tendrá el derecho de revolver ore, concentrados, minerales y otro material minado y extraído de la propiedad de los cuáles los productos han de producirse, con otro ore, concentrados, minerales ú otro material minado ó extraído de las propiedades; sujeto, sin embargo, a que el otorgante deberá calcular de muestras representativas las leyes promedio de los mismos y otras medidas según se consideren apropiadas, y deberá pesar (ó calcular el volumen) del material con anticipación a ser revuelto. Al obtener las muestras representativas, calcular las leyes promedio del ore y promedio de porcentajes de recuperación, el otorgante podrá utilizar cualquier procedimiento aceptable en la Industria Minera y Metalurgista que considere apropiado para el tipo de actividad de minado y procesamiento que sea conducida. Además , procedimientos similares podrán ser utilizados por el otorgante para atribuir a los materiales revueltos cualquier castigo y otro cargo y deducciones, si existieren, que sean impuestos por la Fundidora, Refinería, ó comprador de dicho material.

5.8 Cambio de Propiedad del Derecho a la Regalía sobre liquidaciones netas. Ningun cambio ó división de los derechos de propiedad de la regalía sobre liquidaciones netas, realizado de cualquier forma, deberá incrementar las obligaciones ó disminuir los derechos del otorgante. El propietario de la regalía acuerda que cualquier cambio en la propiedad de la regalía sobre las liquidaciones netas deberá ser realizado en una manera que garantice que el otorgante sólo será requerido para hacer pagos y entregar notificaciones a no más de una sola persona. Ningún cambio ó división de los derechos de propiedad será la regalía sobre las liquidaciones netas, será obligatorio para el otorgante hasta que una copia certificada del instrumento donde consta dicho cambio ó división de propiedad haya sido recibido por el otorgante.

5.9 Cesión del Otorgante. El otorgante tendrá el derecho de transmitir todo ó una porción de su interés jurídico en la propiedad. Si el otorgante transmite todo o una porción de su interés jurídico de la propiedad, una vez obtenida por parte del cesionario la subrogación de las obligaciones del otorgante conforme al presente anexo con respecto al interés jurídico transmitido, el otorgante deberá por consiguiente ser liberado de toda obligación de pago de regalía conforme al presente anexo con respecto a cualquier regalía que pudiera resultar subsiguientemente con respecto al interés jurídico transmitido.